Exhibit 99.1

LHC Group Reports Fourth Quarter Financial Results

Issues Initial 2018 Guidance

LAFAYETTE, La.--(BUSINESS WIRE)--February 28, 2018--LHC Group, Inc. (NASDAQ: LHCG) announced its financial results for the three months and twelve months ended December 31, 2017.

Financial Results for the Fourth Quarter of 2017

  Net service revenue increased 24.2% to $292.4 million compared with $235.4 million in the fourth quarter of 2016.
  Net income attributable to LHC Group’s common stockholders was $18.4 million, up 87.8% from $9.8 million in the fourth quarter of 2016, while earnings per diluted share attributable to LHC Group’s common stockholders increased 85.5% to $1.02 per diluted share from $0.55 in the fourth quarter of 2016.
  Results for the fourth quarter of 2017 include an increase of $0.75 per diluted share for the non-cash decrease in the provision for income taxes from the impact of the Tax Cuts and Jobs Act of 2017 on net deferred tax liabilities, which is partially offset by increases in Almost Family merger and other costs of approximately $0.35 per diluted share(1).
  Adjusted net income attributable to LHC Group’s common stockholders was $11.2 million, or $0.62 per diluted share, compared with $10.3 million, or $0.58 per diluted share, in the fourth quarter of 2016, for an increase of 6.9%.
  Total organic growth in home health admissions was 5.3%.
  Total organic revenue growth in home health was 7.8%.

Financial Results for Fiscal 2017

  Net service revenue increased 17.2% to $1.07 billion compared with $914.8 million in the prior-year period.
  Net income attributable to LHC Group’s common stockholders was $50.1 million, up 37.0% from $36.6 million in the prior-year period, while earnings per diluted share attributable to LHC Group’s common stockholders increased 34.8% to $2.79 per diluted share from $2.07 in the prior-year period.
  Adjusted net income attributable to LHC Group’s common stockholders was $43.5 million, or $2.42 per diluted share(1), compared with $37.0 million, or $2.10 per diluted share(1), in the prior-year period, for an increase of 17.6%.
  Total organic growth in home health admissions was 10.7%.
  Total organic revenue growth in home health was 10.0%.

(1) See “Reconciliation of Non-GAAP Measures – Adjusted net income attributable to LHC Group” to GAAP results on page 10.

Operational Highlights

  LHC Group quality and patient satisfaction results continue to exceed the national average with 98% of its same store locations having CMS Quality Star ratings of four stars or greater.
  LHC Group acquired 71 home health, hospice or community-based locations and six long-term acute care hospital operations during the twelve months ended December 31, 2017, which produced a record year of $114.4 million in annual revenue prior to acquisition.
  LHC Group agreed to merge with Almost Family, Inc., which would create one of the largest providers of in-home healthcare in the country. The all-stock merger is expected to accelerate revenue growth by providing additional channels of organic growth and creating a significant pipeline of joint ventures, extensions of existing relationships and acquisitions. A total of $25 million in annualized pre-tax cost synergies have been identified.

Commenting on the results, Keith G. Myers, LHC Group’s chairman and CEO, said, “The growth we generated in the fourth quarter was consistent with our experience throughout 2017 and helped us exceed our full year revenue and earnings goals. As always, this performance is driven by an overriding focus on clinical excellence that delivers quality and patient satisfaction that, according to the CMS Star ratings, continues to lead the home health industry. This was a record-setting year for us with acquisitions and joint ventures, and our ability to improve outcomes remains a critical element in providing value to our partners as we work alongside them to create customized solutions.”

Mr. Myers concluded, “We have established a growth plan for 2018 based on strong organic growth and continuation of our partnerships with leading hospitals and health systems. Our expectations for continuing the positive impact within the communities we serve are as high as they have ever been. With much of the regulatory uncertainties in our industry now resolved through recent pronouncements and legislation, we are confident the environment is conducive to executing on new growth opportunities and delivering on the benefits of a record-setting year for acquired revenue.”

Almost Family Merger Transaction

On November 15, 2017, LHC Group and Almost Family entered into an agreement providing for a ‘merger of equals’ business combination. Following approval by both companies’ shareholders, the merger will be an all-stock transaction with an exchange ratio of 0.9150 of LHC Group shares to be exchanged for each outstanding share of Almost Family stock. The combined company will have an expanded geographic service territory of 36 states covering over 60% of the U.S. population aged 65 and over, 781 locations and 76 joint venture partnerships with health systems that include 336 hospitals. The combined company will operate under the LHC Group name with common shares traded on the NASDAQ under ticker symbol LHCG. On February 22, 2018, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to this transaction had expired, satisfying one of the important conditions to closing. The transaction is expected to close at the end of the first quarter following both companies’ March 29, 2018, special shareholder meetings to approve the proposed transaction.

Commenting on the expected merger, Mr. Myers added, “I am pleased with the pace and success of our integration planning work over the last few months as we have prepared for the combination of our two companies. We are confident in our track record of integrating acquisitions and joint ventures successfully, and we began focusing on the important aspects of this integration many months ago. Our integration planning activities began during our comprehensive due diligence efforts conducted prior to signing the merger agreement in November with the assistance of our third party advisor partners at Alston & Bird, FTI Consulting and Ernst & Young. In addition, in November we also engaged the Berkeley Research Group (“BRG”) to lead the integration process. BRG will remain engaged for at least a year after the closing to assist in the execution of the actual integration. Since November, BRG has established an integration management office at each of our home office locations in Lafayette and in Louisville. Through those rigorous and dedicated efforts, we’ve been working diligently through 23 separate integration planning workstreams, each with teams comprised of members from LHC Group, Almost Family and BRG, to plan for the integration of systems, processes and personnel.

“With a shared vision for delivering patient-centered care in the home and complementary strengths and cultures, we will be well positioned to lead the evolution of the in-home healthcare industry to value-based reimbursement and highly coordinated care. We look forward to outlining our combined growth expectations later this year.”

Fiscal Year 2018 Guidance

Fiscal year 2018 net service revenue is expected to be in a range of $1.22 billion to $1.25 billion, and adjusted earnings per diluted share is expected to be in a range of $3.00 to $3.20. This guidance excludes the impact from a completed merger with Almost Family and assumes the following:

(1) an effective tax rate of 29% to 30%, which reflects the positive impact from passage of the Tax Cuts and Jobs Act of 2017; and
(2) the negative impact from the Medicare Home Health Prospective Payment System (PPS) for 2018, which is expected to have an approximate -1% impact, or $6 million reduction to Medicare Home Health revenue and $0.20 reduction in fully diluted earnings per share for 2018.

The Company’s guidance ranges do not take into account the impact of future reimbursement changes, if any, future acquisitions, if made, de novo locations, if opened, or future legal expenses, if necessary. Due to the difficulty in estimating the costs of the expected merger with Almost Family and its impact on GAAP earnings, the Company is only providing guidance to adjusted earnings for 2018. The Company’s guidance range on net service revenue does not take into account the Company’s adoption of ASU 2014-09 in 2018 regarding revenue recognition, which will result in a reduction to net service revenue by bad debt expense, but will not affect earnings per share.

Conference Call

LHC Group will host a conference call on Thursday, March 1, 2018, at 11:00 a.m. Eastern time to discuss its fourth quarter 2017 results. The toll-free number to call for this interactive teleconference is (866) 393-1608 (international callers should call (973) 890-8327). A telephonic replay of the conference call will be available through midnight on March 8, 2018, by dialing (855) 859-2056 (international callers should call (404) 537-3406) and entering confirmation number 2883586.

A live broadcast of LHC Group’s conference call will be available under the Investor Relations section of the Company’s website, www.LHCgroup.com. A one-year online replay will be available approximately an hour following the conclusion of the live broadcast.

About LHC Group, Inc.

LHC Group, Inc. is a national provider of non-acute healthcare services, providing quality, cost-effective healthcare to patients primarily within the comfort and privacy of their home or place of residence. LHC Group provides a comprehensive array of healthcare services through home health, hospice, community-based services agencies and facility-based services. LHC Group operates 320 home health services locations, 92 hospice locations, 12 community-based service locations and 15 long-term acute care hospitals (LTACHs).

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements about the Company’s future financial performance and the strength of the Company’s operations. Such forward-looking statements may be identified by words such as “continue,” “expect,” and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including changes in reimbursement, changes in government regulations, changes in LHC Group’s relationships with referral sources, increased competition for LHC Group’s services, increased competition for joint venture and acquisition candidates, changes in the interpretation of government regulations and other risks set forth in Item 1A. Risk Factors in LHC Group’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission. LHC Group undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

LHC GROUP, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in thousands, except share data)

	Dec. 31, 2017	Dec. 31, 2016

ASSETS
Current assets:
Cash	$2,849	$3,264
Receivables:
Patient accounts receivable, less allowance for uncollectible accounts of $23,556 and $29,036, respectively	161,898	124,803
Other receivables	3,163	5,115
Amounts due from governmental entities	830	942
Total receivables, net	165,891	130,860
Prepaid income taxes	7,006	─
Prepaid expenses	13,042	9,821
Other current assets	12,177	5,796
Total current assets	200,965	149,741
Property, building and equipment, net of accumulated depreciation of $43,565 and $35,226, respectively	46,453	43,251
Goodwill	392,601	307,317
Intangible assets, net of accumulated amortization of $13,041 and $10,968, respectively	134,610	102,006
Other assets	19,073	11,756
Total assets	$793,702	$614,071

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$39,750	$26,805
Salaries, wages, and benefits payable	44,747	34,265
Self-insurance reserve	12,450	10,691
Current portion of long-term debt	286	252
Amounts due to governmental entities	5,019	4,955
Income tax payable	—	3,499
Total current liabilities	102,252	80,467
Deferred income taxes	27,466	31,941
Revolving credit facility	144,000	87,000
Long-term debt, less current portion	—	544
Total liabilities	273,718	199,952
Noncontrolling interest – redeemable	13,393	12,567
Stockholders’ equity:
LHC Group, Inc. stockholders’ equity:
Preferred stock – $0.01 par value: 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock – $0.01 par value; 40,000,000 shares authorized; 22,640,046 and 22,429,041 shares issued in 2017 and 2016, respectively	226	224
Treasury stock – 4,890,504 and 4,828,679 shares at cost, respectively	(42,249)	(39,135)
Additional paid-in capital	126,490	119,748
Retained earnings	364,401	314,289
Total LHC Group, Inc. stockholders’ equity	448,868	395,126
Noncontrolling interest – non-redeemable	57,723	6,426
Total equity	506,591	401,552
Total liabilities and equity	$793,702	$614,071

LHC GROUP, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Amounts in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net service revenue	$292,386	$235,443	$1,072,086	$914,823
Cost of service revenue	187,426	144,089	675,810	557,650
Gross margin	104,960	91,354	396,276	357,173
Provision for bad debts	1,246	3,131	9,484	14,790
General and administrative expenses	89,108	69,050	310,539	270,622
Impairment of intangibles and other	1,430	–	1,511	–
(Gain) Loss on disposal of assets	83	(190)	60	1,199
Operating income	13,093	19,363	74,682	70,562
Interest expense	(1,260)	(768)	(3,876)	(2,936)
Non-operating income	90	213	524	492
Income before income taxes and noncontrolling interest	11,923	18,808	71,330	68,118
Income tax expense	(9,466)	6,676	10,944	22,176
Net income	21,389	12,132	60,386	45,942
Less net income attributable to noncontrolling interests	2,954	2,315	10,274	9,359
Net income attributable to LHC Group, Inc.’s common stockholders	$18,435	$9,817	$50,112	$36,583

Earnings per share attributable to LHC Group, Inc.’s common stockholders:
Basic	$1.04	$0.56	$2.83	$2.08
Diluted	$1.02	$0.55	$2.79	$2.07

Weighted average shares outstanding:
Basic	17,749,872	17,597,190	17,715,992	17,559,477
Diluted	18,043,297	17,764,066	17,961,018	17,682,820

LHC GROUP, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Amounts in thousands)

	Year Ended December 31,
	2017	2016
Operating activities:
Net income	$60,386	$45,942
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	13,422	12,160
Provision for bad debts	9,484	14,790
Stock-based compensation expense	5,964	4,872
Deferred income taxes	(4,475)	7,402
Loss on disposal of assets	60	1,199
Impairment of intangibles and other	1,511	─
Changes in operating assets and liabilities, net of acquisitions:
Receivables	(36,390)	(28,873)
Prepaid expenses and other assets	(26,973)	1,034
Prepaid income taxes	(7,006)	1,641
Accounts payable and accrued expenses	19,666	9,182
Income taxes payable	(3,499)	84
Net amounts due to/from governmental entities	176	(1,961)
Net cash provided by operating activities	32,326	67,472

Investing activities:
Purchases of property, building and equipment	(10,176)	(16,009)
Cash paid for acquisitions, primarily goodwill and intangible assets	(64,598)	(23,156)
Advanced payments on acquisitions	─	(11,488)
Other	─	273
Net cash used in investing activities	(74,774)	(50,380)

Financing activities:
Proceeds from line of credit	96,000	38,000
Payments on line of credit	(39,000)	(49,000)
Proceeds from employee stock purchase plan	1,026	912
Payments on debt	(260)	(238)
Noncontrolling interest distributions	(11,382)	(9,413)
Excess tax benefits from vesting of stock awards	─	1,303
Withholding taxes paid on stock-based compensation	(3,114)	(1.996)
Purchase of additional controlling interest	(1,488)	─
Sale of noncontrolling interest	251	356
Proceeds from exercise of stock options	─	109
Net cash provided by (used in) financing activities	42,033	(19,967)
Change in cash	(415)	(2,875)
Cash at beginning of period	3,264	6,139
Cash at end of period	$2,849	$3,264

Supplemental disclosures of cash flow information:
Interest paid	$3,853	$3,123
Income taxes paid	$25,199	$11,533

LHC GROUP, INC. AND SUBSIDIARIES SEGMENT INFORMATION (Amounts in thousands) (Unaudited)

	Three Months Ended December 31, 2017
	Home Health Services	Hospice Services	Community- Based Services	Facility- Based Services	Total
Net service revenue	$208,327	$42,948	$13,102	$28,009	$292,386
Cost of service revenue	129,283	28,782	10,339	19,022	187,426
Provision for bad debts	128	517	346	255	1,246
General and administrative expenses	63,854	13,061	2,984	9,209	89,108
Impairment of intangibles and other	1,430	─	─	─	1,430
(Gain) loss on disposal of assets	63	1	─	19	83
Operating income	13,569	587	(567)	(496)	13,093
Interest expense	(945)	(189)	(63)	(63)	(1,260)
Non-operating income (loss)	20	20	1	49	90
Income before income taxes and noncontrolling interest	12,644	418	(629)	(510)	11,923
Income tax expense	(7,204)	(1,382)	(446)	(434)	(9,466)
Net income	19,848	1,800	(183)	(76)	21,389
Less net income attributable to noncontrolling interests	3,049	210	(104)	(201)	2,954
Net income attributable to LHC Group, Inc.’s common stockholders	$16,799	$1,590	$(79)	$125	$18,435
Total assets	$534,385	$155,230	$48,216	$55,871	$793,702

	Three Months Ended December 31, 2016
	Home Health Services	Hospice Services	Community- Based Services	Facility- Based Services	Total
Net service revenue	$173,806	$34,898	$11,067	$15,672	$235,443
Cost of service revenue	104,091	21,523	7,947	10,528	144,089
Provision for bad debts	1,486	1,037	309	299	3,131
General and administrative expenses	52,255	9,393	2,217	5,185	69,050
Gain (loss) on disposal of assets	47	9	2	(248)	(190)
Operating income	15,927	2,936	592	(92)	19,363
Interest expense	(576)	(85)	(38)	(69)	(768)
Non-operating income (loss)	208	(1)	1	5	213
Income from continuing operations before income taxes and noncontrolling interest	15,559	2,850	555	(156)	18,808
Income tax expense	5,480	1,001	237	(42)	6,676
Net income	10,079	1,849	318	(114)	12,132
Less net income attributable to noncontrolling interests	1,875	499	(2)	(57)	2,315
Net income attributable to LHC Group, Inc.’s common stockholders	$8,204	$1,350	$320	$(57)	$9,817
Total assets	$427,782	$116,090	$33,520	$36,679	$614,071

LHC GROUP, INC. AND SUBSIDIARIES SEGMENT INFORMATION (Continued) (Amounts in thousands)

	Year Ended December 31, 2017
	Home Health Services	Hospice Services	Community- Based Services	Facility- Based Services	Total
Net service revenue	$783,507	$159,197	$46,909	$82,473	$1,072,086
Cost of service revenue	482,179	103,969	35,244	54,418	675,810
Provision for bad debts	5,924	1,910	750	900	9,484
General and administrative expenses	229,265	45,516	9,946	25,812	310,539
Impairment of intangibles and other	1,511	─	─	─	1,511
(Gain) loss on disposal of assets	101	22	─	(63)	60
Operating income	64,527	7,780	969	1,406	74,682
Interest expense	(2,906)	(582)	(194)	(194)	(3,876)
Non-operating income	360	71	3	90	524
Income before income taxes and noncontrolling interest	61,981	7,269	778	1,301	71,330
Income tax expense	9,509	1,057	156	222	10,944
Net income	52,472	6,212	622	1,079	60,386
Less net income (loss) attributable to noncontrolling interests	9,102	1,248	(111)	35	10,274
Net income attributable to LHC Group, Inc.’s common stockholders	$43,370	$4,964	$733	$1,045	$50,112
Total assets	$534,385	$155,230	$48,216	$55,871	$793,702

	Year Ended December 31, 2016
	Home Health Services	Hospice Services	Community- Based Services	Facility- Based Services	Total
Net service revenue	$665,896	$134,948	$43,891	$70,088	$914,823
Cost of service revenue	398,450	83,359	32,603	43,238	557,650
Provision for bad debts	9,609	3,401	797	983	14,790
General and administrative expenses	203,418	37,207	8,785	21,212	270,622
Loss on disposal of assets	857	338	49	(45)	1,199
Operating income	53,562	10,643	1,657	4,700	70,562
Interest expense	(2,216)	(317)	(144)	(259)	(2,936)
Non-operating income	422	25	14	31	492
Income before income taxes and noncontrolling interest	51,768	10,351	1,527	4,472	68,118
Income tax expense	16,505	3,485	651	1,535	22,176
Net income	35,263	6,866	876	2,937	45,942
Less net income (loss) attributable to noncontrolling interests	6,876	1,867	(58)	674	9,359
Net income attributable to LHC Group, Inc.’s common stockholders	$28,387	$4,999	$934	$2,263	$36,583
Total assets	$427,782	$116,090	$33,520	$36,679	$614,071

LHC GROUP, INC. AND SUBSIDIARIES SELECT CONSOLIDATED KEY STATISTICAL AND FINANCIAL DATA (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Key Data:
Home-Health Services:
Home Health
Locations	315	281	315	281
Acquired	1	3	43	12
De novo	1	1	3	5
Divested/Consolidated	(9)	(9)	(12)	(16)
Total new admissions	49,668	41,184	192,116	159,914
Medicare new admissions	30,745	26,812	120,177	105,575
Average daily census	44,362	39,407	43,107	38,587
Average Medicare daily census	29,925	28,381	29,514	28,146
Medicare completed and billed episodes	54,493	51,040	213,255	199,235
Average Medicare case mix for completed and billed Medicare episodes	1.11	1.09	1.10	1.06
Average reimbursement per completed and billed Medicare episodes	$2,867	$2,751	$2,817	$2,690
Total visits	1,448,351	1,192,042	5,656,371	4,629,695
Total Medicare visits	987,586	869,759	3,899,678	3,396,164
Average visits per completed and billed Medicare episodes	18.1	17.0	18.3	17.0
Organic growth:(1)
Net revenue	7.8%	7.3%	10.0%	6.4%
Net Medicare revenue	1.8%	5.3%	4.7%	4.7%
Total new admissions	5.3%	10.8%	10.7%	9.3%
Medicare new admissions	1.6%	8.5%	5.4%	6.6%
Average daily census	1.0%	3.5%	4.2%	2.3%
Average Medicare daily census	-3.8%	0.8%	-1.3%	0.4%
Medicare completed and billed episodes	-2.7%	2.5%	1.1%	2.2%

Community-Based Services:
Locations	12	11	12	11
Acquired	1	–	1	1
De novo	–	–	–	–
Divested/Consolidated	–	–	–	(3)
Average daily census	2,161	1,633	1,849	1,629
Billable hours	469,963	376,934	1,644,372	1,484,012
Revenue per billable hour	$27.88	$29.36	$28.53	$29.58

Hospice-Based Services:
Locations	91	65	91	65
Acquired	–	–	27	10
De novo	–	1	1	1
Divested/Consolidated	–	–	(2)	(2)
Admissions	3,655	2,448	13,369	9,988
Average daily census	3,180	2,699	3,036	2,620
Patient days	292,568	248,270	1,108,118	958,847
Average revenue per patient day	$147	$141	$144	$141

Facility-Based Services:
Long-term Acute Care
Locations	14	8	14	8
Acquired	–	–	6	–
Patient days	21,719	13,257	63,168	56,224
Average revenue per patient day	$1,170	$1,060	$1,152	$1,159

(1) Organic growth is calculated as the sum of same store plus de novo for the period divided by total from the same period in the prior year.

LHC GROUP, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED NET INCOME ATTRIBUTABLE TO LHC GROUP, INC. (Amounts in thousands) (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net income attributable to LHC Group, Inc.’s common stockholders	$18,435	$9,817	$50,112	$36,583
Add (net of tax):
New tax rate(1)	(13,602)	─	(13,602)	─
AFAM merger/acquisition expenses(2)	3,816	451	4,299	451
Closures/relocations(3)	2,085	─	2,214	─
Home Health rule(4)	481	─	481	─
Adjusted net income attributable to LHC Group, Inc.’s common stockholders	$11,215	$10,268	$43,504	$37,034

RECONCILIATION OF ADJUSTED NET INCOME ATTRIBUTABLE TO LHC GROUP, INC. PER DILUTED SHARE (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net income attributable to LHC Group, Inc.’s common stockholders	$1.02	$0.55	$2.79	$2.07
Add (net of tax):
New tax rate(1)	(0.75)	─	(0.76)	─
AFAM merger/acquisition expenses(2)	0.21	0.03	0.24	0.03
Closures/relocations(3)	0.11	─	0.12	─
Home Health rule(4)	0.03	─	0.03	─
Adjusted net income attributable to LHC Group, Inc.’s common stockholders	$0.62	$0.58	$2.42	$2.10

(1) The passage of the Tax Cuts and Jobs Act of 2017 reduced the deferred tax liability by $13.6 million.
(2) Expenses associated with the pending merger between LHC Group and Almost Family and other prior acquisitions and joint ventures.
(3) Expenses associated with the closure, relocation or consolidation of nine home health agencies. This cost includes the $1.4 million impairment of intangibles charge.
(4) Impact on 2017 episodes, which ended on or after January 1, 2018, from the Medicare Home Health Prospective Payment System (PPS) for 2018, which was finalized on November 5, 2017.

We have included certain financial measures in this press release, including adjusted net income attributable to LHC Group and adjusted net income attributable to LHC Group per diluted share, which are “non-GAAP financial measures” as defined under the rules and regulations promulgated by the SEC. We define adjusted net income attributable to LHC Group as net income attributable to LHC Group adjusted for the after-tax impact of the tax benefit related to tax reform, AFAM merger/acquisition costs, various adjustments, closures/relocations and the Home Health rule. We define adjusted net income attributable to LHC Group per diluted share as net income attributable to LHC Group adjusted for the after-tax impact of the tax benefit related to tax reform, AFAM merger/acquisition costs, various adjustments, closures/relocations and the Home Health rule divided by weighted average diluted shares outstanding.

Adjusted net income attributable to LHC Group and adjusted net income attributable to LHC Group per diluted share are supplemental measures of our performance and are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). Adjusted net income attributable to LHC Group and adjusted net income attributable to LHC Group per diluted share are not measures of our financial performance under GAAP and should not be considered as alternatives to net income attributable to LHC Group, net income attributable to LHC Group per diluted share or any other performance measures derived in accordance with GAAP. Our measurements of adjusted net income attributable to LHC Group and adjusted net income attributable to LHC Group per diluted share may not be comparable to similarly titled measures of other companies. We have included information concerning adjusted net income attributable to LHC Group and adjusted net income attributable to LHC Group per diluted share in this press release because we believe that such information is used by certain investors as measures of a company’s historical performance. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of issuers of equity securities, many of which present adjusted net income and adjusted net income per diluted share when reporting their results. Our presentation of adjusted net income attributable to LHC Group and adjusted net income attributable to LHC Group per diluted share should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

CONTACT:
LHC Group, Inc.
Eric Elliott, 337-233-1307
Senior Vice President of Finance
eric.elliott@lhcgroup.com